Exhibit 99.1

Supplemental Performance Measurements - Average Tangible Assets and Average Tangible Stockholders’ Equity

The information below provides specific definition of non-GAAP measurements utilized in our overview schedule under the financial summary section of Item 2. - Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Return on average tangible assets and return on average tangible stockholders’ equity which represents non-GAAP measures are computed, on an annualized basis, as follows:

Return on average tangible assets is computed by dividing net income, as reported plus amortization of identifiable intangible assets, net of taxes by average total assets less average goodwill and average identifiable intangible assets.

Return on average tangible stockholders equity is computed by dividing net income, as reported plus amortization of identifiable intangible assets, net of taxes by average total stockholders’ equity less average goodwill and average identifiable intangible assets.

	Three Months Ended		Six Months Ended
(dollars in thousands)	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net Income, as Reported	$108,999	$96,113	$211,518	$199,652
Add: Amortization of identifiable Intangibles, Net of Taxes	1,252	589	1,770	1,177

Net Income, as Adjusted	$110,251	$96,702	$213,288	$200,829

Average Total Assets	$24,617,030	$22,316,804	$22,829,187	$21,987,979
Less: Average Goodwill	720,988	410,385	565,686	409,408
Less: Average Identifiable Intangible Assets	31,760	15,030	22,084	15,471

Average Tangible Assets	$23,864,282	$21,891,389	$22,241,417	$21,563,100

Average Stockholders’ Equity	$1,912,760	$1,578,706	$1,731,953	$1,563,755
Less: Average Goodwill	720,988	410,385	565,686	409,408
Less: Average Identifiable Intangible Assets	31,760	15,029	22,084	15,471

Average Tangible Stockholders’ Equity	$1,160,012	$1,153,292	$1,144,183	$1,138,876

Return on Average Tangible Assets	1.86%	1.77%	1.93%	1.88%
Return on Average Tangible Stockholders’ Equity	38.23%	33.63%	37.49%	35.56%

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